Exhibit 99.1

[LIVE NATION LOGO]

FOR IMMEDIATE RELEASE

LIVE NATION REPORTS
FOURTH QUARTER AND FULL YEAR 2006 FINANCIAL RESULTS

- Consolidating Global Live Music Platform -
Entered or expanded presence in top global music markets of Spain, France and Canada
Extended venue portfolio through the acquisition of House of Blues
Solidified global touring platform through majority acquisition of CPI

- Expanding Offerings to Artists and Fans to Capture Additional Live Music Revenue Streams -
Added artist merchandise, fan club and website services to our offerings through majority acquisitions of Musictoday and TRUNK

- Launched Online Live Music E-Commerce Platform -
Established www.livenation.com and created 20+ million fan database

- Continued Asset Realignment -
Commenced process to sell the substantial majority of North American theatrical assets

LOS ANGELES – March 1, 2007 – Live Nation (NYSE: LYV), the world’s largest live music company, announced today financial results for the three months and full year ended December 31, 2006.

This press release contains certain non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is included at the end of this press release.

Throughout the text of this release, we will refer to Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure that the company defines as operating income (loss) before certain unusual and/or non-cash charges, depreciation and amortization, loss (gain) on sale of operating assets and non-cash compensation expense.

For the full year 2006, the company reported revenues of $3,691.6 million, an increase of $754.7 million, or 25.7%, as compared to 2005. Adjusted EBITDA increased by $15.6 million, or 11.3%, to $153.1 million, operating income increased by $43.4 million to $30.3 million, net income increased by $99.2 million to a reduced loss of ($31.4) million, and earnings per share increased by $1.48 to a reduced loss per share of ($0.48).

Excluding the impact of our 2006 acquisitions of Concert Productions International, Inc. and certain of its affiliates (“CPI”), TRUNK Ltd., Musictoday and House of Blues, including the full year impact of our acquisition of Mean Fiddler in 2005 and assuming the impact of our entire exhibition and sports representation businesses of which we sold the substantial majority of in 2005 and 2006 was completely eliminated for both 2005 and 2006 (the “Acquisition and Divestiture Adjustments”), we estimate revenue for the full year 2006 would have been $3,373.8 million, an increase of $493.3 million or 17.1% over estimated revenue for the full year 2005 of $2,880.5 million. The increase in revenue was primarily due to the increase in the number of events and attendance in our global music business. We estimate that Adjusted EBITDA for full year 2006 would have been $126.1 million, a decrease of $4.2 million, or (3.2%) from estimated Adjusted EBITDA for full year 2005 of $130.3 million. The decline in estimated Adjusted EBITDA was primarily due to increased corporate costs associated with being a public company and investment in our venue management group and online business.

For the fourth quarter of 2006, the company reported revenues of $1,052.0 million, an increase of $299.7 million, or 39.8%, as compared to the fourth quarter of 2005. Adjusted EBITDA increased by $14.8 million to $18.0 million, operating income increased by $45.7 million to a reduced loss of ($17.0) million, and net income increased by $101.8 million to a reduced loss of ($33.1) million.

Assuming the same Acquisition and Divestiture Adjustments described above, we estimate that revenue for the fourth quarter of 2006 would have been $816.7 million, an increase of $84.2 million, or 11.5%, from estimated revenue for the fourth quarter of 2005 of $732.5 million. We estimate that Adjusted EBITDA for the fourth quarter of 2006 would have been nominal, essentially flat with estimated Adjusted EBITDA for the fourth quarter of 2005 of $0.8 million.

Michael Rapino, President and Chief Executive Officer of Live Nation commented, “We began 2006 as a broad-based live entertainment company with a vision to transform ourselves into a global vertically integrated live music company. Since then, we successfully moved Live Nation closer to our goal by (i) beginning to shed non-core businesses such as our sports representation business and Las Vegas productions and announcing the plan to divest selected non-core venues and our North American theatrical business, (ii) aggressively expanding our live music platform by acquiring House of Blues, CPI and entering new top tier global music markets and (iii) extending our capabilities to provide additional goods and services surrounding live music events by establishing livenation.com and acquiring majority stakes in companies such as Musictoday and TRUNK. Now, at the beginning of 2007, I can say we are focused on live music with the tools to execute on our strategy to become a global vertically integrated music company, connecting artists and fans through the live concert experience.

In 2006, we faced, and will continue to face in 2007, a number of industry-related and company-specific challenges including:

•	Competitive challenges to our North American amphitheaters due to a declining supply of artists that can fill these venues and increasing competition from indoor arenas and casinos

•	General underexposure to small and mid-sized music venues with up to 5,000 capacity

•	High and increasing artist talent costs

•	Underexposure to top population centers / concert markets worldwide

•	De-centralized management

•	Lack of ancillary services to offer to artists and fans

•	Limited brand recognition and web presence

As a result, throughout 2006 we undertook a three-pronged strategy (fix / build / expand) to address the issues we saw in our business and the concert industry in general. Highlights of our 2006 accomplishments include:

•	Established a vision focused on the music business

•	Created a brand: Live Nation

•	Drove increased show count and attendance at our events with involvement in 9 of the top ten tours of 2006, a record year for the North American concert industry

•	Implemented a centralized venue management department which increased food and beverage revenue per fan by 10% in 2006

•	Began to divest of non-core business assets such as our sports representation business and interests in certain Las Vegas-based productions and announced the plan to sell selected non-core venues

•	Acquired House of Blues which increased our small-sized music venue, West coast amphitheater and Canadian presence

•	Acquired Concert Productions International (“CPI”) which solidified our global touring business

•	Acquired Gamerco, the largest promoter in Spain (late 2006), a majority interest in Jackie Lombard Productions, one of the largest promoters in France (early 2007), and, in connection with the House of Blues acquisition, a 50% interest in House of Blues Concerts Canada, the largest promoter in Canada which extended our reach to eight of the top 10 worldwide recorded music markets

•	Added important venues to our portfolio including Wembley Arena, Gramercy Theater (both in 2006) and Dodge Theater (early 2007)

•	Launched our online presence; with our websites collectively now ranked as the second most popular entertainment/event site according to Nielsen//Net Ratings

•	Acquired Musictoday, TRUNK Ltd and, through the acquisition of CPI, a controlling interest in Ultrastar, which bring vertically integrated artist fan clubs and merchandise into our artist service portfolio

Our 2007 objectives will continue on the fix, build and expand theme and include the following strategies:

•	To drive profitability in our North American business by improving booking margins, increasing venue ancillary revenue per fan (e.g., food and beverage) and growing local and national sponsorships and alliances

•	To continue to sell non-core assets

•	To augment our international promoter network in major music markets around the world

•	To expand our festival, House of Blues and mid-sized music venue platform in North America

•	To extend our relationship with artists and maximize live event revenue streams

•	To accelerate www.livenation.com online business through expanded offers online and expansion into international markets.”

Acquisition / New Venue Development Update

We continue to move forward on our acquisition and new venue development strategy.

•	North America Platform Expansion. During 2006, we significantly expanded our North American venue footprint by acquiring House of Blues. We continue to expand our North America venue network focusing on House of Blues and small- and mid-sized music venues in major markets.

– House of Blues Integration Update. We closed our acquisition of House of Blues on November 3, 2006. By early December, we had completed the reorganization of House of Blues, merging its corporate operations into our existing structure. This reorganization resulted in the elimination of approximately 80 positions. The management of seven of the House of Blues amphitheaters and six exclusive booking or management contracts has been folded into our existing regional management structure in the United States and the management of the ten House of Blues®-branded clubs remains separate as it had been under House of Blues. As a result, we reaffirm our current expectation of achieving approximately $15 million of cost savings in connection with this acquisition (exclusive of approximately $5-$6 million of related one-time costs). In addition, as described in part below, we plan to expand the House of Blues® brand through the addition of new venues.

– Canada. In connection with the acquisition of House of Blues in November 2006, we acquired a 50% interest in House of Blues Concerts Canada (“HOBCC”). HOBCC is the largest promoter in Canada and operates two venues through long-term lease agreements, the Molson Amphitheatre in Toronto and Commodore Ballroom in Vancouver and has exclusive booking arrangements with another two small-sized music venues in Toronto.

– New House of Blues Venues. We expect to complete construction of our House of Blues venue in Dallas, Texas, the #6 Designated Market Area, or DMA®, as defined by Nielsen Media Research, with opening targeted for May 2007. We have also broken ground on the construction of a new House of Blues venue in Houston, Texas, the #10 DMA® with opening targeted for 2009.

– New Small and Mid-Sized Music Venues. In December 2006, we entered into a long-term lease to operate the Gramercy Theater, a 599-capacity small-sized music venue located in New York, New York, the #1 DMA®. In January 2007, we entered into a long-term lease to operate the Dodge Theater, a 5,500-capacity mid-sized music venue located in Phoenix, Arizona, the #13 DMA®. We also have won the right to negotiate a long-term lease to operate the Jackie Gleason Theater, a 2,750-capacity mid-sized music venue located in Miami, Florida, the #16 DMA®.

•	International Platform Expansion. The acquisitions we made in 2006 and early 2007 expand and enhance Live Nation’s global presence to eight of the top ten recorded music markets worldwide.

– Spain and France. In December 2006, we acquired 100% of Gamerco, the largest promoter in Spain and in January 2007, we acquired a 51% interest in Jackie Lombard Productions, a leading promoter in France. These acquisitions provide Live Nation with a pan-European reach which we believe will facilitate tour booking and multi-country marketing partnerships and sponsorships.

– UK Venues. In 2006 we expanded and plan to continue to selectively expand our UK and international venue platform. In April 2006, we entered into a 15-year management agreement to operate London’s prestigious Wembley Arena. In addition, our planned acquisition of a controlling interest in Academy Music Group, a leading music venue operator in the UK with twelve small and mid-sized music venues, remains pending subject to satisfaction of certain conditions set forth by the Competition Commission.

Divestiture Update

North America Theatrical
As part of our strategy to focus on our core global music business, we have launched a process to divest the majority of our North American theatrical business assets. The assets we anticipate including in this divestiture include (i) our Broadway Across America business – the largest subscription series in the United States for touring theatrical performances, (ii) thirteen theatrical venues which we own, operate or have an equity interest in located in the seven major North American markets of Chicago, Boston, Baltimore, Minneapolis, Toronto, Washington D.C. and Philadelphia and (iii) our remaining 50.1% interest in a production of the Phantom of the Opera at The Venetian Resort Hotel & Casino in Las Vegas. Our United Kingdom theatrical assets as well as the New York Hilton and the Boston Opera House will not be included in the divestiture process due to certain tax restrictions associated with our spin-off from Clear Channel Communications. We cannot predict when, or if, any transaction will occur with respect to these properties.

Other
During 2006 we divested certain non-core assets, including, some sports representation businesses, certain Las Vegas-based productions, and, in January 2007, Donington Park, a racetrack in the United Kingdom. Together the sale of these non-core businesses and certain other investments generated $58.5 million of cash for debt repayment and/or reinvestment. We anticipate that further sales of non-core assets, including the venue sales previously announced in connection with our third quarter earnings release, will be executed during 2007 and 2008.

• Continued on the next page -

Segment and Other Financial and Operational Information

($ and attendance in thousands, actual events)

Note: Totals and margins may not reconcile due to rounding; Any differences are immaterial

	Year Ended			%	Quarter Ended			%
	12/31/06	12/31/05	Variance	Variance	12/31/06	12/31/05	Variance	Variance
NUMBER OF EVENTS
North America Music	7,857	6,850	1,007	14.7%	2,997	2,016	981	48.7%
International Music	2,465	1,475	990	67.1%	623	534	89	16.7%
Global Touring	153	94	59	62.8%	69	43	26	60.5%

Subtotal Music	10,475	8,419	2,056	24.4%	3,689	2.593	1,096	42.3%
Theatrical	5,264	5,478	(214)	(3.9%)	1,604	1,274	330	25.9%
Motorsports	560	551	9	1.6%	44	38	6	15.8%
Third Party Rentals (a)	9,286	8,783	503	5.7%	3,148	3,618	(470)	(13.0%)

Subtotal	25,585	23,231	2,354	10.1%	8,485	7,523	962	12.8%
Exhibitions and Sports	358	3,544	(3,186)	(89.6%)	0	1,438	(1,438)	(100.0%)

Total	25,943	26,775	(832)	(3.1%)	8,485	8,961	(476)	(5.3%)
North America Music:
O&O Amphitheaters (b).	923	768	155	20.2%	67	49	18	36.7%
Other	6,943	6,082	861	14.2%	2,930	1,967	963	49.0%

Total	7,857	6,850	1,007	14.7%	2,997	2,016	981	48.7%
ATTENDANCE
North America Music	24,730	22,405	2,325	10.4%	6,391	5,511	880	16.0%
International Music	8,921	7,757	1,163	15.0%	1,656	1,910	(253)	(13.3%)
Global Touring	2,914	2,428	486	20.0%	1,662	773	889	114.9%

Subtotal Music	36,565	32,590	3,975	12.2%	9,710	8,194	1,515	18.5%
Theatrical	7,747	9,074	(1,327)	(14.6%)	2,075	2,126	(51)	(2.4%)
Motorsports	4,641	4,643	(2)	(0.0%)	220	233	(13)	(5.5%)
Third Party Rentals (a)	10,791	9,484	1,307	13.8%	4,902	4,259	643	15.1%

Subtotal	59,744	55,791	3,952	7.1%	16,906	14,812	2,095	14.1%
Exhibitions and Sports	203	2,903	(2,700)	(93.0%)	0	617	(617)	(100.0%)

Total	59,947	58,694	1,253	2.1%	16,906	15,429	1,478	9.6%
North America Music:
O&O Amphitheaters (b).	8,329	7,124	1,205	16.9%	227	150	77	51.3%
Other	16,401	15,281	1,120	7.3%	6,164	5,361	803	15.0%

Total	24,730	22,405	2,325	10.4%	6,391	5,511	880	16.0%
EVENTS
Revenue	$2,932,720	$2,266,176	$666,544	29.4%	$856,521	$613,415	$243,106	39.6%
Adjusted EBITDA	(57,674)	(56,551)	(1,123)	2.0%	(13,551)	(21,573)	8,022	(37.2%)
% Margin	(2.0%)	(2.5%)	0.5%		(1.6%)	(3.5%)	1.9%
Operating (Loss)	(77,355)	(114,954)	37,599	(32.7%)	(21,158)	(60,099)	38,941	(64.8%)
% Margin	(2.6%)	(5.1%)	2.4%		(2.5%)	(9.8%)	7.3%
VENUES AND SPONSORSHIP
Revenue	$635,753	$535,870	$99,883	18.6%	$167,139	$107,029	$60,110	56.2%
Adjusted EBITDA	155,091	140,788	14,303	10.2%	19,854	11,225	8,629	76.9%
% Margin	24.4%	26.3%	(1.9%)		11.9%	10.5%	1.4%
Operating Income (Loss)	47,310	84,498	(37,188)	(44.0%)	(5,643)	(10,809)	5,166	(47.8%)
% Margin	7.4%	15.8%	(8.3%)		(3.4%)	(10.1%)	6.7%
DIGITAL DISTRIBUTION
Revenue	$99,000	$72,576	$26,424	36.4%	$27,938	$15,793	$12,145	76.9%
Adjusted EBITDA	75,483	66,364	9,119	13.7%	16,675	14,098	2,577	18.3%
% Margin	76.2%	91.4%	(15.2%)		59.7%	89.3%	(29.6%)
Operating Income	74,586	66,086	8,500	12.9%	16,189	14,046	2,143	15.3%
% Margin	75.3%	91.1%	(15.7%)		57.9%	88.9%	31.0%

Segment and Other Financial and Operational Information (continued)

($ and attendance in thousands, actual events)

Note: Totals and margins may not reconcile due to rounding; Any differences are immaterial

	Year Ended			%	Quarter Ended			%
	12/31/06	12/31/05	Variance	Variance	12/31/06	12/31/05	Variance	Variance
OTHER
Revenue	$33,398	$73,422	($40,024)	(54.5%)	$3,385	$17,800	($14,415)	(81.0%)
Adjusted EBITDA	12,452	14,730	(2,278)	(15.5%)	5,487	6,739	(1,252)	(18.6%)
% Margin	37.3%	20.1%	17.2%		162.1%	37.9%	124.3%
Operating Income	22,482	7,935	14,547	183.3%	5,123	9,352	(4,229)	(45.2%)
% Margin	67.3%	10.8%	56.5%		151.3%	52.5%	98.8%
CORPORATE AND ELIMINATIONS
Revenue	($9,312)	($11,199)	$1,887	(16.8%)	($3,010)	($1,780)	($1,230)	69.1%
Corporate Expenses	33,863	50,715	(16,852)	(33.2%)	10,921	12,324	(1,403)	(11.4%)
Adjusted EBITDA	(32,238)	(27,777)	(4,461)	16.1%	(10,503)	(7,336)	(3,167)	43.2%
Operating (Loss)	(36,759)	(56,748)	19,989	(35.2%)	(11,559)	(15,273)	3,714	(24.3%)
TOTAL
Revenue	$3,691,559	$2,936,845	$754,714	25.7%	$1,051,973	$752,257	$299,716	39.8%
Adjusted EBITDA	153,114	137,554	15,560	11.3%	17,961	3,153	14,808	469.7%
% Margin	4.1%	4.7%	(0.5%)		1.7%	0.4%	1.3%
Operating Income (Loss)	30,264	(13,183)	43,447	(329.6%)	(17,048)	(62,783)	45,735	(72.8%)
% Margin	0.8%	(0.4%)	1.3%		(1.6%)	(8.3%)	6.7%
CAPITAL EXPENDITURES
Maintenance	$48,120	$56,325	($8,205)	(14.6%)	$7,334	$12,275	($4,941)	(40.3%)
Revenue generating	17,585	36,195	(18,610)	(51.4%)	7,341	8,248	(907)	(11.0%)

Total	65,705	92,520	(26,815)	(29.0%)	14,675	20,523	(5,848)	(28.5%)
* % Variance not meaningful.

(a)	Reflects third party rentals of all Live Nation venues

(b)	O&O Amphitheaters means owned and operated amphitheaters

Note: The 2006 International Music data includes 710 events and 221,000 attendees for the full year, and 154 events and 59,000 attendees for the fourth quarter for Mean Fiddler venues in the United Kingdom.  The 2006 Third Party Rentals data includes 526 events and 349,000 attendees for the full year, 105 events and 130,000 attendees for the fourth quarter for Mean Fiddler venues in the United Kingdom.  The data for Mean Fiddler for 2005 is not available.

Fourth Quarter 2006 Segment Highlights

Events

Our Events segment includes the promotion and/or production of live music shows, theatrical performances and specialized motor sports events in our owned and/or operated venues and in rented third-party venues. The promotion and/or production of these events enables us to generate revenue, operating income and Adjusted EBITDA in our Venues and Sponsorship and Digital Distribution segments as described below. Our global touring, U.S. outdoor amphitheaters and European festivals are significant drivers of this segment’s results.

For the quarter ended December 31, 2006, our number of events, excluding our exhibition and sports businesses which we exited in the case of exhibitions or are exiting in the case of sports and excluding third-party rentals, increased by 1,432 to 5,337, or a 36.7% increase over the same period for the prior year. Attendance, excluding our exhibition and sports businesses and excluding third-party rentals, increased by 1.5 million to 12.0 million, or 13.8%. Revenue increased by $243.1 million to $856.5 million or a 39.6% increase over the same period for the prior year. This growth was due primarily to the acquisition of CPI and House of Blues which were not included in our results during 2005 and which generated a total of $190.0 million of Events revenue during the quarter. In addition, revenue growth was the result of our production of Phantom – The Las Vegas Spectacular which opened in June 2006, improved revenues from our existing global touring business, mainly attributed to U2, and stronger promotion activity internationally (outside of the UK) arising from tours such as George Michael, Iron Maiden, Bruce Springsteen and Red Hot Chili Peppers. These improvements in revenue were offset by a decline in our North American and UK music business due to lower average ticket prices for arena shows in North America and reduced touring product in the UK. Our segment Adjusted EBITDA also improved by $8.0 million to a total loss of $13.6 million primarily due to the acquisition of CPI and House of Blues which generated a total of $15.3 million segment Adjusted EBITDA, offset by a decline in Adjusted EBITDA from weaker results for our global touring business outside of CPI and for our UK music business. Our segment operating income improved by $38.9 million to a total operating loss of $21.2 million. The increase in segment operating income was primarily due to the elimination of $33.7 million of certain litigation and reorganization costs incurred during 2005.

Venues and Sponsorship

Our Venues and Sponsorship segment primarily involves the management and operation of our owned and/or operated venues and the sale of various types of sponsorships and advertising. The revenues in our Venues and Sponsorship segment are generated primarily from per fan food and beverage sales, facility management and box office fees, parking fees, premium and box seating and venue sponsorships.

For the quarter ended December 31, 2006, revenue increased by $60.1 million to $167.1 million or a 56.2% increase over the same period for the prior year. This growth was primarily due to the acquisition of House of Blues which generated $29.2 million of Venues and Sponsorship revenue during the quarter and was not included in our results during 2005. In addition, revenue growth was the result of increased attendance generated by the activities in our Events segment, improved food and beverage revenue per fan in our North American venues of 16.7%, primarily due to higher food and beverage revenue per fan associated with the mix of shows which played our amphitheaters during the fourth quarter of 2006, improvement in our UK theatrical venues due to long running productions of Wicked and the Lion King and the inclusion of Wembley Arena under a management contract that became effective in April 2006. Segment Adjusted EBITDA increased by $8.6 million to $19.9 million, a 76.9% increase over the same period for the prior year primarily due to the improvements in revenue described above. House of Blues generated $0.3 million of segment Adjusted EBITDA during the quarter. Segment operating income increased by $5.2 million to a reduced loss of $5.6 million, a smaller increase than for segment Adjusted EBITDA due to an $11.2 million increase in depreciation and amortization associated with the acquisition of House of Blues and additional venue impairments, offset by the elimination of $7.7 million of certain litigation and reorganization costs incurred during 2005.

Digital Distribution

Our Digital Distribution segment manages our ticketing operations/relationships as well as our online and wireless distribution activities.

For the quarter ended December 31, 2006, revenues increased by $12.1 million to $27.9 million, a 76.9% increase over the same period of the prior year. This increase was primarily due to the acquisitions of Musictoday, the operations of which are included in this segment since the acquisition closed on September 1, 2006, and the acquisition of House of Blues which, together, generated $9.7 million of digital distribution revenue in the quarter. In addition, the increase in revenue was attributable to the increased attendance generated by the activities in our Events segment as the additional ticket sales resulted in additional service charge rebates. Segment Adjusted EBITDA increased by $2.6 million to $16.7 million, an 18.3% increase over the same period for the prior year. The increase in Adjusted EBITDA was lower than the increase in revenues due to a $9.6 million increase in direct operating expenses and selling, general and administrative expenses which reflects the full quarter impact of our website and internet management group which did not exist in the fourth quarter of 2005 as well as a full quarter’s direct operating expenses and selling, general and administrative expenses associated with the acquisition of Musictoday. During the quarter ended December 31, 2006, Musictoday and House of Blues, together, generated $3.0 million of segment Adjusted EBITDA. Segment operating income increased by $2.1 million to $16.2 million, a 15.3% increase over the same period of the prior year, a smaller increase than for segment Adjusted EBITDA due to a $0.4 million increase in depreciation and amortization.

Other Operations

Our other operations primarily consist of our sports representation business assets which are not core to our business. For the quarter ended December 31, 2006 revenue decreased by $14.4 million, segment Adjusted EBITDA decreased by $1.3 million and segment operating income decreased by $4.2 million versus the same period of the prior year. These decreases are all primarily due to the sale of substantially all of our sports representation business assets related to basketball, golf, football, tennis, media, baseball, soccer and rugby. The decrease in segment Adjusted EBITDA and segment operating income from the sale of the assets described above is offset by the release of a larger legal accrual in 2006 than occurred in 2005. Segment Adjusted EBITDA decreased less than segment operating income due primarily to a $3.9 million benefit from the reversal of certain litigation accruals in 2005.

Corporate Expenses

Corporate expenses decreased $1.4 million, or 11.4%, for the quarter ended December 31, 2006 as compared to the same period of the prior year primarily due the elimination of $5.5 million of certain litigation and reorganization costs incurred in 2005 offset by an increase in corporate expenses associated with the annualization of new public company headcount and other costs associated with being public.

Depreciation and Amortization

Depreciation and amortization increased $16.1 million for the quarter ended December 31, 2006 as compared to the same period of the prior year primarily due to the acquisition of House of Blues and $9.5 million of additional venue impairments, arising from revised valuations on some of the venues we announced our intent to sell in the third quarter.

Capital Expenditures

Capital expenditures were $14.7 million for the quarter ended December 31, 2006, a decrease of $5.8 million from the same period for the prior year. Maintenance capital expenditures, which represented $7.3 million of the total capital expenditures for the quarter ended December 31, 2006, are primarily associated with the renewal and improvement of existing venues. Revenue generating expenditures, which represented the remaining $7.3 million of the total capital expenditures for the quarter ended December 31, 2006, related primarily to $4.3 million of new House of Blues venue development, renovations to existing buildings, costs associated with the livenation.com website, and improvements at a festival site in the UK.

Minority Interest Expense and Equity in Earnings of Nonconsolidated Affiliates

Minority interest expense was $4.6 million for the quarter ended December 31, 2006, an increase of $4.9 million from the same period of the prior year. This increase was primarily due to the impact of our acquisition of CPI and partially offset by a decrease in minority interest expense associated with Mean Fiddler. Net cash distributions to minority interest partners decreased by $0.7 million to ($1.0) million for the quarter ended December 31, 2006 as compared to the same period of the prior year.

Equity in earnings of nonconsolidated affiliates was $5.5 million, an increase of $5.9 million from the same period of the prior year. This increase was primarily due to the acquisition of CPI which included an investment in the successful BODIES...The Exhibition, an improvement in our Broadway in Chicago joint venture, partially offset by a reduction in losses associated with several other ventures. Net cash distributions from investments in nonconsolidated affiliates increased to $4.6 million for the quarter ended December 31, 2006 from a net cash distribution to nonconsolidated affiliates of ($6.2) million for the same period of the prior year. This increase was due primarily to distributions from CPI investments and our House of Blues Canada joint venture, both of which were not part of our business in the fourth quarter of 2005, along with increased distributions from our Broadway in Chicago joint venture.

Free Cash Flow

Free cash flow is a non-GAAP financial measure that we define as Adjusted EBITDA less maintenance capital expenditures less net interest expense, less cash taxes, less distributions to minority interest partners, plus distributions from investments in nonconsolidated affiliates net of contributions to investments in nonconsolidated affiliates. For the year ended December 31, 2006 free cash flow was $54.1 million as compared to ($0.9) million for the same period of the prior year. This increase was primarily due to improved Adjusted EBITDA, reduced interest expense as a result of our new debt capitalization associated with our spin-off from Clear Channel Communications, an increase in net distributions from nonconsolidated affiliates and reduced maintenance capital expenditures. For the three months ended December 31, 2006, free cash flow was $8.0 million as compared to ($34.3) million for the same period of the prior year. This increase was primarily due to improved Adjusted EBITDA, reduced interest expense as a result of our new debt capitalization associated with our spin-off from Clear Channel Communications, reduced cash taxes, an increase in net distributions from nonconsolidated affiliates and reduced maintenance capital expenditures.

Cash and Debt

As of December 31, 2006, our cash and cash equivalents balance was $313.9 million. Adjusting for cash collected related to shows that have not yet played, net of related prepaid show expenses, accrued fees due to artists and cash collected on behalf of others, we estimate that our “free cash” balance was $36.1 million as of December 31, 2006 and $190.6 million as of December 31, 2005. Our total debt and preferred stock totaled $679.1 million as of December 31, 2006 and $406.8 million as of December 31, 2005. The reduction in our free cash balance is primarily due to the share repurchases and acquisitions we made during 2006, including House of Blues, and free cash we used to fund working capital fluctuations related to our concert promotions business. The increase in our total debt and preferred stock balance is primarily due to the incurrence of additional debt to finance the acquisition of House of Blues in November 2006.

Conference Call

The company will also host a teleconference to discuss its fourth quarter and full year 2006 financial results on Thursday, March 1st at 5:00 p.m. Eastern Standard Time. To access the teleconference, please dial 888-802-8579 (U.S.) or 973-633-6740 (Int’l) ten minutes prior to the start time and reference passcode 8448512. The teleconference will also be available via live webcast at the Investor Relations section of the company’s website located at www.livenation.com under “About Us.”

If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Thursday, March 8, 2007, which can be accessed by dialing 877-519-4471 (U.S.) or 973-341-3080 (Int’l), passcode 8448512. The webcast will also be archived on the company’s website for 30 days.

About Live Nation

Live Nation is the world’s largest live music company. Our mission is to inspire passion for live music around the world. We are the largest promoter of live concerts in the world, the second-largest entertainment venue management company and have a rapidly growing online presence. We strive to create superior experiences for artists and fans, regularly producing tours for the biggest superstars in the business, including The Rolling Stones, Barbra Streisand, Madonna, U2 and Coldplay. Globally, we own, operate, have booking rights for and/or have an equity interest in more than 160 venues, including House of Blues® music venues and prestigious locations such as The Fillmore in San Francisco, Nikon at Jones Beach in New York and London’s Wembley Arena. Our websites collectively are the second most popular entertainment/event websites in the United States, according to Nielsen//NetRatings. In addition, we also produce, promote or host theatrical, specialized motor sports and other live entertainment events. In 2006, we connected nearly 60 million fans with their favorite performers at approximately 26,000 events in 18 countries around the world. Headquartered in Los Angeles, California, Live Nation is listed on the New York Stock Exchange, trading under the symbol “LYV.” For more information regarding Live Nation and its businesses, please visit the company’s website at www.livenation.com.

# # #

Investors Contact:	Media Contact:
Lee Ann Gliha 310-867-7000	John Vlautin 310-867-7127

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Live Nation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The following are intended to identify such forward-looking statements: (i) statements regarding certain of Live Nation’s goals and expectations with respect to revenue and expenses and the growth rate in such items, as well as other measures of economic performance, (ii) statements relating to the benefits of the merger with HOB Entertainment, Inc. or HOB, including future financial and operating results, costs and cost savings, enhanced revenues and the accretion or dilution to reported earnings that may be realized from the merger, and (iii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “outlook” and similar words or expressions. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.

Various risks that could cause future results to differ from those expressed by forward-looking statements include, but are not limited to, (1) the risk that the businesses of Live Nation and/or HOB in connection with the HOB merger will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the HOB merger may not be fully realized or realized within the expected time frame; (3) revenues following the HOB merger may be lower than expected; (4) operating costs and business disruption following the HOB merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; (5) the amount of restructuring and other costs associated with the acquisition may be greater than expected; and (6) other factors discussed in Live Nation’s filings with the Securities and Exchange Commission.

Other unknown or unpredictable factors could have material adverse effects on Live Nation’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements. All subsequent written and oral forward-looking statements concerning Live Nation, the HOB merger, or other matters and attributable to Live Nation or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Live Nation does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

(See attached financial statements)

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
	(in thousands except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$313,880	$403,716
Accounts receivable, less allowance of $13,465 in 2006 and $9,518 in 2005	248,772	190,207
Prepaid expenses	136,938	115,055
Other current assets	38,519	46,295

Total Current Assets	738,109	755,273
PROPERTY, PLANT AND EQUIPMENT
Land, buildings and improvements	999,561	910,926
Furniture and other equipment	193,290	166,004
Construction in progress	43,370	39,856

	1,236,221	1,116,786
Less accumulated depreciation	360,049	307,867

	876,172	808,919
INTANGIBLE ASSETS
Intangible assets — net	73,398	12,351
Goodwill	423,169	137,110
OTHER ASSETS
Notes receivable, less allowance of $545 in 2006 and $745 in 2005	2,613	4,720
Investments in nonconsolidated affiliates	61,342	30,660
Other assets	50,199	27,551

Total Assets	$2,225,002	$1,776,584

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$40,646	$37,654
Accrued expenses	471,414	382,606
Deferred revenue	230,179	232,754
Current portion of long-term debt	31,721	25,705

Total Current Liabilities	773,960	678,719
Long-term debt	607,425	341,136
Other long-term liabilities	88,790	53,667
Minority interest liability	76,165	26,362
Series A and Series B redeemable preferred stock	40,000	40,000
Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY
Preferred stock – Series A Junior Participating, $.01 par value; 20,000,000 shares authorized; no shares issued and outstanding	—	—
Preferred stock, $.01 par value; 30,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value; 450,000,000 shares authorized; 67,174,912 shares issued in 2006 and 2005	672	672
Additional paid-in capital	757,748	748,011
Retained deficit	(119,005)	(87,563)
Cost of shares held in treasury (1,697,227 shares in 2006 and 1,506,900 shares in 2005)	(21,472)	(18,003)
Accumulated other comprehensive income (loss)	20,719	(6,417)

Total Shareholders’ Equity	638,662	636,700

Total Liabilities and Shareholders’ Equity	$2,225,002	$1,776,584

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2006	2005	2004
	(in thousands except share and per share data)
Revenue	$3,691,559	$2,936,845	$2,806,128

Operating expenses:
Direct operating expenses	2,981,801	2,310,926	2,185,127
Selling, general and administrative expenses	529,104	518,906	460,166
Depreciation and amortization	128,167	64,622	64,095
Loss (gain) on sale of operating assets	(11,640)	4,859	6,371
Corporate expenses	33,863	50,715	31,386

Operating income (loss)	30,264	(13,183)	58,983
Interest expense	37,218	6,059	3,119
Interest expense with Clear Channel Communications	—	46,437	42,355
Interest income	(12,446)	(2,506)	(3,221)
Equity in losses (earnings) of nonconsolidated affiliates	(11,265)	276	(2,906)
Minority interest expense	12,209	5,236	3,300
Other expense (income) — net	(1,220)	446	1,611

Income (loss) before income taxes	5,768	(69,131)	14,725

Income tax expense (benefit):
Current	26,876	(53,025)	(55,946)
Deferred	10,334	114,513	54,411

Net income (loss)	(31,442)	(130,619)	16,260

Other comprehensive income (loss), net of tax:
Unrealized holding gain on cash flow derivatives	(104)	—	—
Foreign currency translation adjustments	(27,032)	4,398	18,472

Comprehensive loss	$(4,306)	$(135,017)	$(2,212)

Basic and diluted net loss per common share	$(0.48)	$(1.96)

Basic and diluted weighted average common shares outstanding	64,853,243	66,809,394

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005	2004
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(31,442)	$(130,619)	$16,260
Reconciling items:
Depreciation	118,343	62,279	60,918
Amortization of intangibles	9,824	2,343	3,177
Deferred income tax expense	10,334	114,513	54,411
Amortization of debt issuance costs	736	9	—
Current tax benefit dividends to Clear Channel Communications	—	(76,705)	(64,063)
Non-cash compensation expense	3,432	1,256	1,084
Loss (gain) on sale of operating assets	(11,640)	4,859	6,371
Loss on sale of other investments	1,659	—	—
Equity in losses (earnings) of nonconsolidated affiliates	(11,265)	276	(2,906)
Minority interest expense	12,209	5,236	3,300
Decrease in other — net	—	(119)	(462)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Decrease (increase) in accounts receivable	(53,554)	(15,911)	11,100
Decrease (increase) in prepaid expenses	(11,837)	(41,759)	5,527
Decrease (increase) in other assets	(1,762)	4,592	1,178
Increase in accounts payable, accrued expenses and other liabilities	3,902	41,946	10,511
Increase (decrease) in deferred revenue	(22,219)	24,132	16,047
Decrease in other — net	—	(245)	—

Net cash provided by (used in) operating activities	16,720	(3,917)	122,453
CASH FLOWS FROM INVESTING ACTIVITIES
Collection of notes receivable	4,427	2,517	2,076
Advances to notes receivable	(2,420)	(2,341)	(133)
Distributions from nonconsolidated affiliates	18,148	5,456	5,060
Investments made to nonconsolidated affiliates	(15,975)	(11,203)	(6,473)
Proceeds from disposal of other investments	1,743	—	—
Purchases of property, plant and equipment	(65,705)	(92,520)	(73,435)
Proceeds from disposal of operating assets	36,292	580	3,581
Acquisition of operating assets, net of cash acquired	(351,858)	(8,467)	(13,727)
Decrease (increase) in other — net	185	(71)	(1,025)

Net cash used in investing activities	(375,163)	(106,049)	(84,076)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt with Clear Channel Communications	—	220,981	24,079
Payment on debt with Clear Channel Communications at spin-off	—	(220,000)	—
Proceeds from long-term debt, net of debt issuance costs	339,491	344,129	6,725
Payments on long-term debt	(78,253)	(1,169)	(7,550)
Contributions from minority interest partners	33,188	20,543	—
Distributions to minority interest partners	(1,415)	(2,713)	(2,555)
Proceeds from issuance of redeemable preferred stock, net of debt issuance costs	—	19,500	—
Payments for purchases of common stock	(24,717)	(18,003)	—

Net cash provided by financing activities	268,294	363,268	20,699
Effect of exchange rate changes on cash	313	(28,723)	3,701
Net increase in cash and cash equivalents	(89,836)	224,579	62,777
Cash and cash equivalents at beginning of period	403,716	179,137	116,360

Cash and cash equivalents at end of period	$313,880	$403,716	$179,137

SUPPLEMENTAL DISCLOSURE
Cash paid during the year for:
Interest	$35,406	$4,549	$3,048
Income taxes	$20,508	$17,253	$9,685

RECONCILIATIONS OF NON-GAAP MEASURES TO THEIR MOST DIRECTLY COMPARABLE GAAP MEASURES
(UNAUDITED)

(all $ in thousands)

Reconciliation of Adjusted EBITDA to Operating Income

	Year Ended		Quarter Ended
	12/31/2006	12/31/2005	12/31/2006	12/31/2005
EVENTS
Adjusted EBITDA	($57,674)	($56,551)	($13,551)	($21,573)
Certain litigation and reorganization costs	0	46,611	0	33,689
Depreciation and amortization	17,010	9,631	7,238	2,554
Loss (gain) on sale of operating assets	(1,733)	2,161	0	2,283
Non-cash compensation expense	1,387	0	369	0
Non-cash impairment charge	3,017	0	0	0

Operating (Loss)	(77,355)	(114,954)	(21,158)	(60,099)
VENUES AND SPONSORSHIP
Adjusted EBITDA	$155,091	$140,788	$19,854	$11,225
Certain litigation and reorganization costs	0	7,793	0	7,680
Depreciation and amortization	106,320	48,602	25,596	14,360
Loss (gain) on sale of operating assets	1,195	(105)	(174)	(6)
Non-cash compensation expense	266	0	75	0
Non-cash impairment charge	0	0	0	0

Operating Income (Loss)	47,310	84,498	(5,643)	(10,809)
DIGITAL DISTRIBUTION
Adjusted EBITDA	$75,483	$66,364	$16,675	$14,098
Certain litigation and reorganization costs	0	0	0	0
Depreciation and amortization	875	278	480	52
Loss (gain) on sale of operating assets	0	0	0	0
Non-cash compensation expense	22	0	6	0
Non-cash impairment charge	0	0	0	0

Operating Income	74,586	66,086	16,189	14,046
OTHER
Adjusted EBITDA	$12,452	$14,730	$5,487	$6,739
Certain litigation and reorganization costs	0	3,942	0	(3,923)
Depreciation and amortization	945	2,115	236	395
Loss (gain) on sale of operating assets	(10,981)	738	127	915
Non-cash compensation expense	6	0	1	0
Non-cash impairment charge	0	0	0	0

Operating Income	22,482	7,935	5,123	9,352
CORPORATE AND ELIMINATIONS
Adjusted EBITDA	($32,238)	($27,777)	($10,503)	($7,336)
Certain litigation and reorganization costs	0	21,654	0	5,454
Depreciation and amortization	3,017	3,996	730	869
Loss (gain) on sale of operating assets	(121)	2,065	(92)	2,093
Non-cash compensation expense	1,625	1,256	418	(479)
Non-cash impairment charge	0	0	0	0

Operating (Loss)	(36,759)	(56,748)	(11,559)	(15,273)
TOTAL
Adjusted EBITDA	$153,114	$137,554	$17,961	$3,153
Certain litigation and reorganization costs	0	80,000	0	42,900
Depreciation and amortization	128,167	64,622	34,280	18,230
Loss (gain) on sale of operating assets	(11,640)	4,859	(139)	5,285
Non-cash compensation expense	3,306	1,256	868	(479)
Non-cash impairment charge	3,017	0	0	0

Operating Income (Loss)	30,264	(13,183)	(17,048)	(62,783)

RECONCILIATIONS OF NON-GAAP MEASURES TO THEIR MOST DIRECTLY COMPARABLE GAAP MEASURES
(UNAUDITED) — CONTINUED

(all $ in thousands)

Reconciliation of Adjusted EBITDA to Free Cash Flow

	Year Ended		Quarter Ended
	12/31/2006	12/31/2005	12/31/2006	12/31/2005
Adjusted EBITDA	$153,114	$137,554	$17,961	$3,153
Less: Interest expense, net	(24,772)	(49,990)	(8,943)	(13,128)
Less: Cash taxes	(26,876)	(23,680)	2,326	(4,721)
Less: Distributions to minority interest partners	(1,415)	(2,713)	(583)	(1,046)
Plus: Distributions from investments in nonconsolidated affiliates	18,148	5,456	9,693	952
Less: Contributions to investments in nonconsolidated affiliates	(15,975)	(11,203)	(5,126)	(7,188)
Less: Maintenance capital expenditures	(48,120)	(56,325)	(7,334)	(12,275)

Free Cash Flow	$54,104	($901)	$7,994	($34,253)

Reconciliation of Adjusted EBITDA to Operating Income (Loss)

	Year Ended		Quarter Ended
	12/31/2006	12/31/2005	12/31/2006	12/31/2005
Free Cash Flow	$54,104	($901)	$7,994	($34,253)
Maintenance capital expenditures	48,120	56,325	7,334	12,275
Distributions to minority interest partners	1,415	2,713	583	1,046
Distributions from investments in nonconsolidated affiliates	(18,148)	(5,456)	(9,693)	(952)
Contributions to investments in nonconsolidated affiliates	15,975	11,203	5,126	7,188
Cash taxes	26,876	23,680	(2,326)	4,721
Interest expense, net	24,772	49,990	8,943	13,128

Adjusted EBITDA	153,114	137,554	17,961	3,153
Adjustments for certain litigations and reorganization costs	0	80,000	0	42,900
Depreciation and amortization	128,167	64,622	34,280	18,230
Loss (gain) on sale of operating assets	(11,640)	4,859	(139)	5,285
Non-cash compensation expense	3,306	1,256	868	(479)
Non-cash impairment charge	3,017	0	0	0

Operating income	$30,264	($13,183)	($17,048)	($62,783)

Reconciliation of Revenue and Adjusted EBITDA to Revenue and Adjusted EBITDA including the Acquisition and Divestiture Adjustments

	Year Ended		Quarter Ended
	12/31/2006	12/31/2005	12/31/2006	12/31/2005
Revenue	$3,691,559	$2,936,845	$1,051,973	$752,257
Less: 2006 Acquisitions (a)	(280,572)	0	(231,681)	0
Plus: 2005 Acquisition (b)	0	21,504	0	0
Less: 2005 and 2006 Divestitures (c)	(37,172)	(77,823)	(3,635)	(19,749)

Revenue including Acquisition and Divestiture Adjustments	3,373,815	2,880,526	816,657	732,508
Adjusted EBITDA	$153,114	$137,554	$17,961	$3,153
Less: 2006 Acquisitions (a)	(21,426)	0	(17,952)	0
Plus: 2005 Acquisition (b)	0	(1,057)	0	0
Less: 2005 and 2006 Divestitures (c)	(5,553)	(6,197)	38	(2,365)

Adjusted EBITDA including Acquisition and Divestiture Adjustments	126,135	130,300	47	788

(a)	2006 Acquisitions includes our acquisitions of CPI, TRUNK, Musictoday and House of Blues

(b)	2005 Acquisition is the acquisition of Mean Fiddler

(c)	2005 and 2006 Divestitures assumes the impact of our entire exhibition and sports representation businesses, of which we sold the substantial majority of in 2005 and 2006, was completely eliminated for both 2005 and 2006

RECONCILIATIONS OF NON-GAAP MEASURES TO THEIR MOST DIRECTLY COMPARABLE GAAP MEASURES
(UNAUDITED) — CONTINUED

(all $ in thousands)

Reconciliation of Free Cash to Cash and Cash Equivalents

	12/31/2006	12/31/2005
Cash and cash equivalents	$313,880	$403,716
Deferred income (a)	(183,471)	(203,557)
Accrued artist fees (b)	(19,108)	(20,081)
Collections on behalf of others	(136,643)	(71,823)
Prepaids related to artist settlements / events (c)	61,429	82,334

Free cash balance	$36,087	$190,589

(a)	Excludes deferred income related to sponsorship, rebates and box and season ticket sales.

(b)	Reflects cash held against accrued artist fees for a show that has already played (i.e. ticket revenue collected) but the artist has not been paid.

(c)	Reflects only prepaid expenses for shows against which ticket revenue has already been collected or a show is pending; excludes ordinary course prepaids.

Definitions and Use of Non-GAAP Measures
Adjusted EBITDA is a non-GAAP financial measure that the company defines as operating income (loss) before certain unusual and/or non-cash charges, depreciation and amortization, loss (gain) on sale of operating assets and non-cash compensation expense. The company uses Adjusted EBITDA to evaluate the performance of its operating segments. The company believes that information about Adjusted EBITDA assists investors by allowing them to evaluate changes in the operating results of the company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results. Adjusted EBITDA is not calculated or presented in accordance with U.S. generally accepted accounting principles. A limitation of the use of Adjusted EBITDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business. Accordingly, Adjusted EBITDA should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with U.S. GAAP. Furthermore, this measure may vary among other companies; thus, Adjusted EBITDA as presented above may not be comparable to similarly titled measures of other companies.

Adjustments related to certain litigation and reorganization costs represent actual adjustments made or management’s approximation of adjustments made during the period stated that were related to costs associated with the reorganization and spin-off for the period. This does not necessarily represent the variance of such expense items between the period noted herein and the comparable period before or after the period noted.

Free cash flow is a non-GAAP financial measure that the company defines as Adjusted EBITDA less maintenance capital expenditures, less net interest expense, less cash taxes, less distributions to minority interest partners plus distributions from investments in nonconsolidated affiliates net of contributions to investments in nonconsolidated affiliates. The company uses free cash flow, among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than maintenance capital expenditures. The company believes that information about free cash flow provides investors with an important perspective on the cash available to service debt and make acquisitions. Free cash flow is not calculated or presented in accordance with U.S. generally accepted accounting principles. A limitation of the use of free cash flow as a performance measure is that it does not necessarily represent funds available for operations and it is not necessarily a measure of our ability to fund our cash needs. Accordingly, free cash flow should be considered in addition to, and not as a substitute for, operating income (loss) and other measures of financial performance reported in accordance with U.S. GAAP. Furthermore, this measure may vary among other companies; thus, free cash flow as presented above may not be comparable to similarly titled measures of other companies.

Free cash is a non-GAAP financial measure that the company defines as cash and cash equivalents less event-related deferred income, less accrued artist fees, less collections on behalf of others plus prepaids related to artist settlements/events. The company uses free cash as a proxy for how much cash it has available to, among other things, optionally repay debt balances make acquisitions and finance new venue expenditures. Free cash is not calculated or presented in accordance with U.S. GAAP. A limitation of the use of free cash as a performance measure is that it does not necessarily represent funds available for operations and it is not necessarily a measure of our ability to fund our cash needs. Accordingly, free cash should be considered in addition to, and not as a substitute for, cash and cash equivalents and other measures of financial performance reported in accordance with U.S. GAAP. Furthermore, this measure may vary among other companies; thus, free cash as presented above may not be comparable to similarly titled measures of other companies.